Exhibit 99.1

Contact: Leah Stearns

Vice President, Investor Relations & Capital Markets

Telephone: (617) 375-7500

American Tower Corporation Announces Pricing of Securities Offering

Boston, Massachusetts – March 6, 2013: American Tower Corporation (NYSE: AMT) (the “Company”) today announced that certain of its indirect subsidiaries priced, in a private transaction, $1,800.0 million aggregate principal amount of Secured Tower Revenue Securities, Series 2013-1 and Series 2013-2 (collectively, the “Securities”). The Securities will be backed by the debt of two special-purpose subsidiaries that will be secured primarily by mortgages on their interests in 5,195 communications sites. The Series 2013-1 has a principal balance of $500.0 million, an interest rate of 1.551% and an expected life of approximately five years, with a final maturity of March 2043. The Series 2013-2 has a principal balance of $1,300.0 million, an interest rate of 3.070% and an expected life of approximately ten years, with a final maturity of March 2048.

The Company’s subsidiaries intend to use the net proceeds of this offering to repay all amounts outstanding under their debt backing the $1,750.0 million Commercial Mortgage Pass-Through Certificates, Series 2007-1, and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Securities, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Securities subject to the proposed offering have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, to institutional accredited investors and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. Unless so registered, the Securities may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate. American Tower currently owns and operates over 54,000 communications sites in the United States, Brazil, Chile, Colombia, Germany, Ghana, India, Mexico, Peru, South Africa and Uganda.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. The Company has based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the the Company’s ability to complete the offering and the Company’s expectations for the use of proceeds from the offering. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in the prospectus supplement for this offering and Item 1A of the Form 10-K for the year ended December 31, 2012 under the caption “Risk Factors” and in other filings the Company makes with the Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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